Exhibit 23.2


CONSENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Biophan Technologies, Inc.


We hereby consent to the use in this Registration Statement on Form S-8 of our report dated March 30, 2004, relating to the consolidated financial statements of Biophan Technologies, Inc. and Subsidiaries as of and for the period ended February 29, 2004, which appear in such Registration Statement.


/s/ GOLDSTEIN GOLUB KESSLER LLP

New York, New York

September 9, 2004